EXHIBIT 16
THE POWER OF PEOPLE
      KBL, LLP (TM)
       Certified Accountants & Advisors
[LOGO OMITTED]

June 7, 2007

U.S. Securities and Exchange Commission Washington, D.C. 20549

Re: Global 1 Investment Holdings Corporation

On June 1, 2007 Global 1 Investment Holdings Corporation filed Form 8-K/A dated March 16, 2007 in which Global 1 Investment Holdings Corporation (the "Company") stated that it dismissed KBL, LLP and engaged the firm of Norman H. Ross, PC as its independent accountants for the year ended December 31, 2006. In the Form 8-K/A the Company stated that during the Company's two most recent fiscal years and through the date of discharge of KBL, LLP, there were no disagreements with KBL, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KBL, LLP, would have caused KBL, LLP to make reference to the matter in its report.

The reports of KBL, LLP on the Company's financial statements for the years ended December 31, 2004 and December 31, 2005, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company has requested KBL, LLP to furnish to the Company a letter addressed to the Commission stating whether it agrees with the above statements.

This communication is being sent to advise that KBL, LLP agrees with the above statements.
Respectfully,



  /s/ Richard Levychin
  ----------------------------

Richard Levychin, CPA
Partner,
KBL, LLP